Exhibit 10.48

VIA FACSIMILE (908) 927-8610
VIA OVERNIGHT COURIER

sanofi-aventis U.S.
55 Corporate Drive
55A-515A
Bridgewater, NJ 08807
Attention: General Counsel
Facsimile: (908) 927-8610

Re: License and Collaboration Agreement by and between POZEN Inc. (“POZEN”) and sanofi-aventis U.S. LLC (“Sanofi”) made and entered into as of September 3, 2013 (the “License Agreement”)

Dear Sir or Madam:

This letter will confirm the mutual agreement of POZEN and Sanofi regarding termination of the above-referenced License Agreement. All capitalized terms not otherwise defined herein shall have the same meanings set forth in the License Agreement.

The parties have mutually agreed to terminate the License Agreement effective as of November 29, 2014 (the “Termination Date”). The provisions of the License Agreement shall survive the Termination Date to the extent set forth in Exhibit J of the License Agreement, as applicable. POZEN and Sanofi further agree that clauses (3) and (6) of subsection (a) of Section 13.11.2, Effects of Termination, shall apply to this mutual termination, but the other clauses of subsection (a) of Section 13.11.2 are inapplicable.

Sanofi hereby grants POZEN a worldwide, irrevocable, nonexclusive, royalty-free license under the commercial Know-How relating to the Commercialization of the Products generated by or on behalf of Sanofi during the Term set forth in Schedule 1 to this letter, that is exclusively related to the Licensed Products, and that Sanofi has the right to license to POZEN (the “Commercial Know-how”) to Develop, Manufacture or Commercialize Licensed Products. POZEN may sublicense the Commercial Know-how to Third Parties engaged in the Development, Manufacture or Commercialization of Licensed Products on behalf of POZEN or Third Parties who acquire rights to Commercialize the Licensed Products from POZEN. This license is granted “as is,” Sanofi makes no warranties of any kind with respect to the Commercial Know-how and POZEN assumes the full risk associated with use of the Commercial Know-how. POZEN acknowledges that Sanofi may not have, or may not be able to provide, Commercial Know-how in one or more of the categories listed on Schedule 1 to this letter and that the inclusion of particular categories in Schedule 1 does not represent an acknowledgement that there is Commercial Know-how in such categories. Sanofi may exclude from the Commercial Know-how any information that Sanofi reasonably believes is practically unfeasible to provide. The parties agree to meet within thirty (30) days of the Termination Date to begin the transition of the Commercial Know-how to POZEN (which transition will be performed in accordance with Section 13.11.2(a)(3) of the Agreement), as well as any other transfers required pursuant to Section 13.11.2(a)(3) of the Agreement and under Sections 4.3 and 4.4 of the Trademark License and Domain Assignment Agreement by and between POZEN and Sanofi entered into as of April 17, 2014 (the “Trademark License and Domain Assignment Agreement”).

Exhibit 10.48
Notwithstanding the provisions of Section 13.11.2(a), the parties agree to bear their own costs in connection with executing the provisions of Section 13.11.1(a)(3) and (6).

Except as otherwise required by law, neither party may publicly disclose the terms of this letter agreement without the prior written consent of the other except that POZEN may disclose its terms to Third Parties who may acquire rights to Commercialize the Licensed Products from POZEN under binding obligations of confidentiality. The parties agree that the provisions of Section 12.6 of the Agreement shall apply to Public Disclosures relating to the termination of the Agreement.

Each of POZEN and Sanofi (each such party being considered the “Releasor” with respect to the release of claims) hereby absolutely and unconditionally releases and forever discharges the other party and each of its present and former subsidiaries, affiliates, predecessors, managing agents, underwriting members, employees, officers, directors, stockholders, managers, representatives and agents, and each of their respective executors, administrators, successors, and assigns (collectively, the “Releasees”) from and against any and all actions, causes of action, setoffs, claims, suits, debts, dues, accounts, reckonings, bonds, bills, demands, proceedings, arbitrations, litigation, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, demands, costs and expenses (including attorney’s fees and costs actually incurred), liabilities, obligations, defenses, orders, executions, claims for relief or judgments arising out of or relating to the License Agreement or the Trademark License and Domain Assignment Agreement, of whatsoever kind or character, including, but not limited to, all matters arising out of statute, common law, contract, tort, regulation, violation of law or otherwise, whether known or unknown, suspected or unsuspected, fixed or unfixed, direct or indirect, contingent or otherwise, at law or in equity, which the Releasor may now have, have ever had or can, shall or may hereafter have against the respective Releasees or any of them relating to acts or omissions occurring prior to the date hereof with respect to the License Agreement or the Trademark License and Domain Agreement; provided, however, that nothing set forth in this paragraph shall discharge, terminate or otherwise affect the obligations set forth in this letter agreement or provisions of the License Agreement and the Trademark License and Domain Agreement that this letter agreement expressly indicates survive, and the rights of the Releasor to enforce those obligations.

If you are in agreement with the subject matter contained herein, please execute this letter in the appropriate space provided below. Please return one original of this letter to me at POZEN. The second original is for Sanofi’s files.

Sincerely,

POZEN INC.

By:	/s/ Dennis McNamara

Name:	Dennis McNamara
Title:	Senior Vice President, Chief Business Officer

Exhibit 10.48
ACCEPTED AND AGREED to this 30 day of November 2014

sanofi-aventis U.S. LLC

/s/ Jez Moulding

Jez Moulding
Name

President NA Pharmaceuticals
Title

Exhibit 10.48
Schedule 1

Sanofi Commercial Know-How

Market Research with Providers, Patients, Payers, Pharmacists
1.	Attitudes & Usage
2.	Patient/Caregiver Journey
3.	Positioning
4.	Messaging & Copy Testing
5.	Segmentation & Target Profile (including NP/PA)
6.	Volumetrics & Marketing Mix Assessment (BASES Test)
7.	Pricing & Value Proposition

Pre – Launch and Launch Materials for Providers, Patients, Payors, Pharmacists
1.	Branding (logo, packaging)
2.	Advertising – all forms (print, TV, Trade journals, digital, video, Outdoor)
3.	Promotions
4.	Public Relations Campaign
5.	Selling Materials – including electronic (Sales Force and MCO Account Managers)
6.	Website(s)
7.	Webinars
8.	Conventions
9.	Videos
10.	Advocacy Groups Outreach
11.	AMCP Dossier
12.	Training materials for Salesforce, Account Managers
13.	Launch Playbook
14.	Sales Meeting Materials
15.	Media Plan (including Search Engine Optimization and Search Engine Marketing)
16.	Physician Target list
17.	OPDP submission package

Medical Affairs
1.	Ad Board Summary
2.	Training materials for Regional Medical Liaisons
3.	Pre-Launch Education materials (MSL Roundtables, Disease Awareness Programs)
4.	Experience Trial Program

Medical Affairs (cont.)
5.	Health outcomes research
6.	HECON Model
7.	Publication Plan
8.	CME Programs (contracted and planned)
9.	Clinical Survey Results